Exhibit 99.1

Far Point Acquisition Corporation Announces Pricing of $550 Million Initial Public Offering of Securities

NEW YORK—June 11, 2018--Far Point Acquisition Corporation (“Far Point” or the “Company”) announced today that it priced its initial public offering of 55,000,000 units at $10.00 per unit. Each unit issued in the initial public offering consists of one share of the Company’s Class A common stock and one-third of one warrant. Each whole warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. The Company has granted the underwriters a 45-day option to purchase up to 8,250,000 additional units to cover over-allotments, if any. The units have been approved for trading on the New York Stock Exchange (“NYSE”), beginning on Tuesday, June 12, 2018, under the symbol “FPAC.U”. Once the securities comprising the units begin separate trading, the Class A common stock and warrants will be traded on the NYSE under the symbols “FPAC” and “FPAC WS”, respectively.

Far Point is a newly organized blank check company organized for the purpose of pursuing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company intends to focus on a target business in the financial technology, technology or financial services industries. The Chief Executive Officer of Far Point is Thomas Farley, who served as President of the NYSE from 2013 until May 2018, and the managing partner of the Sponsor of Far Point will be an affiliate of Third Point LLC, a New York asset manager led by Daniel S. Loeb. David Bonanno, a Managing Director at Third Point, is Far Point’s Chief Financial Officer.

Credit Suisse and BofA Merrill Lynch will act as the joint book-running managers for the offering. The offering will be made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010; telephone: (800) 221-1037; email: newyork.prospectus@credit-suisse.com; or BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on June 11, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be a sale of any of these securities in any state or jurisdiction where such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACTS

Press

Third Point LLC

Elissa Doyle, 212-715-4907

Chief Marketing Officer

edoyle@thirdpoint.com